Exhibit 99.1

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
Polaris Announces Increase in First Quarter 2008 Sales and Earnings per Share
Guidance; Reaffirms Full Year 2008 Guidance
•	Raising first quarter 2008 earnings from continuing operations guidance to $0.44 to $0.49 per diluted share on expected first quarter 2008 sales growth of 15 to 18 percent

•	Reaffirms guidance of 3 to 5 percent sales growth and earnings from continuing operations of $3.28 to $3.40 per diluted share for full year 2008.

•	Anticipates retail credit changes from HSBC subsequent to March 1, 2008
MINNEAPOLIS (February 28, 2008) — Polaris Industries Inc. (NYSE: PII) today announced that the Company is increasing its previously issued guidance for sales and earnings per share from continuing operations for the first quarter 2008. First quarter 2008 earnings from continuing operations are now expected to be in the range of $0.44 to $0.49 per diluted share, a $0.05 per share increase over the previously issued guidance range. This compares to $0.34 per diluted share from continuing operations earned in the first quarter of 2007. Sales are now expected to increase in the range of 15 to 18 percent for the first quarter 2008 over the first quarter 2007 sales of $317.7 million. The increases in the first quarter 2008 sales and earnings per share guidance is primarily the result of better than anticipated operating performance from the Company’s parts, garments and accessories (PG&A) and its side-by-side vehicle businesses during the first two months of the year and the benefit to the Company of the Federal Reserve Board’s actions to reduce interest rates during the first quarter 2008. The Company noted that good snowfall in much of North America has contributed to a longer snowmobile riding season which is positively impacting snowmobile related PG&A sales in the first quarter. In addition, the demand for the Company’s side-by-side vehicles, particularly the new RANGER RZR™ and RANGER Crew™, continues to be strong during the first quarter of 2008.
     The Company also reaffirmed its previously issued guidance of full year 2008 sales growth in the range of three percent to five percent over 2007 levels and earnings from continuing operations in the range of $3.28 to $3.40 per diluted share for full year 2008, an increase of six percent to ten percent over 2007. The Company noted that full year 2008 earnings per share from continuing operations guidance remains unchanged despite an increase in guidance for the first quarter of 2008 because the Company currently anticipates that it will realize significantly lower than anticipated income from financial services. HSBC Bank Nevada, National Association (“HSBC”) recently informed Polaris that it wants to make changes to a 2005 contractual arrangement currently in place between the two companies to provide revolving retail credit financing for Polaris products. HSBC has threatened to reduce the retail credit availability for Polaris customers unless Polaris agrees to these changes. Polaris and HSBC are currently in discussions regarding the financing arrangement and at the present time management believes it is likely that it will be necessary for Polaris to forgo its volume-based fee income and /or absorb increased promotional support costs after March 1, 2008 in order to ensure that retail credit alternatives continue to be available for Polaris products through HSBC.

     Further details regarding Polaris’ finance activities and relationships may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which the Company expects to file with the Securities and Exchange Commission on February 29, 2008. First quarter 2008 sales and earnings results will be announced the morning of Tuesday, April 15, 2008.
     About Polaris
     With annual 2007 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry, one of the largest manufacturers of all terrain recreational, utility and side-by-side vehicles (ATVs) in the world, and rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace under the Victory® brand. The Victory motorcycle division was established in 1998 representing the first all-new American-made motorcycle from a major company in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
     Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2008 sales, shipments, income from financial services, net income, income from continuing operations and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; ; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail credit markets and the Company’s future relationship with HSBC; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.